Exhibit 99.1
CRESCENT ANNOUNCES FOURTH QUARTER 2005 RESULTS
FORT WORTH, TEXAS, February 23, 2006—Crescent Real Estate Equities Company (NYSE:CEI) today announced results for the fourth quarter of 2005. Net income available to common shareholders for the three months ended December 31, 2005, was $14.5 million, or $0.14 per share (diluted). These compare to net income available to common shareholders of $202.1 million, or $1.86 per share (diluted), for the three months ended December 31, 2004. Net income available to common shareholders for the year ended December 31, 2005, was $63.3 million, or $0.63 per share (diluted). These compare to net income available to common shareholders of $141.1 million, or $1.42 per share (diluted) for the year ended December 31, 2004. The decrease in net income from 2004 to 2005 is primarily the result of a $266 million gain recorded in the fourth quarter 2004 that was generated from the sale of joint-venture interests in certain of Crescent’s existing office assets.
Funds from operations available to common shareholders — diluted, as adjusted to exclude impairment charges and debt extinguishment charges related to the sale of real estate assets (“FFO, as adjusted”), was $61.5 million, or $0.51 per share and equivalent unit, for the three months ended December 31, 2005, compared to $53.5 million, or $0.45 per share and equivalent unit, for the three months ended December 31, 2004. FFO, as adjusted, for the year ended December 31, 2005, was $146.1 million, or $1.23 per share and equivalent unit, compared to $143.2 million, or $1.22 per share and equivalent unit, for the year ended December 31, 2004. Crescent provides this calculation of FFO, as adjusted, because management utilizes it in making operating decisions and assessing performance, and to assist investors in assessing Crescent’s operating performance. Funds from operations available to common shareholders — diluted, calculated in accordance with the NAREIT definition (“FFO”), was $60.5 million, or $0.50 per share and equivalent unit, for the three months ended December 31, 2005, compared to $11.9 million, or $0.10 per share and equivalent unit, for the three months ended December 31, 2004. FFO, for the year ended December 31, 2005, was $144.3 million, or $1.21 per share and equivalent unit, compared to $95.7 million, or $0.82 per share and equivalent unit, for the year ended December 31, 2004. Both uses of FFO are non-GAAP financial measures, and as such, are reconciled to net income in the documents accompanying this press release.
According to John C. Goff, vice chairman and chief executive officer, “2005 can best be characterized as simply ‘our strategy in action.’ We achieved a 17.9% total return for our shareholders this year, exceeding the NAREIT All Equity Index of 12.2%. We continue to focus on our office investment management business and are seeing improved results from strengthening occupancy levels in our office markets. The quarter was highlighted by the sale of 5 Houston Center, a record per-square-foot sale in Houston, which illustrates the potential value of the promote structure in our joint-venture partnerships. This sale resulted in FFO of approximately $27 million, of which almost $14 million was from our promoted interest, and a 47% internal rate of return to Crescent. Overall, the partnership recorded a $68 million gain, while holding 5 Houston Center for a little more than three years.”
On January 13, 2006, Crescent announced that its Board of Trust Managers had declared cash dividends of $0.375 per share for its Common Shares, $0.421875 per share for its Series A Convertible Preferred Shares, and $0.59375 per share for its Series B Redeemable Preferred Shares. The dividends were payable February 15, 2006, to shareholders of record on January 31, 2006.

BUSINESS SECTOR REVIEW
Office Segment (60% of Gross Book Value of Real Estate Assets as of December 31, 2005)
Operating Results
Crescent reports operating statistics in this press release assuming 100% ownership without adjusting for joint-venture interests. Crescent owned and managed, through its subsidiaries and joint ventures, 30.7 million square feet at December 31, 2005, including 14.3 million square feet of office properties in unconsolidated joint ventures and 0.4 million square feet in consolidated joint ventures.
Denny Alberts, president and chief operating officer, commented, “Our office portfolio made considerable improvement in 2005. We had overall positive net absorption, and our leased occupancy reached 90.8% at December 31, 2005, exceeding our guidance of 90%. While we had a sizeable portion of our portfolio expiring in 2005, this was also one of our best leasing years on record, leasing 5.7 million square feet. For 2006, we anticipate modest growth in occupancy and rental rates as demand continues to improve in our markets. We expect to be 91% to 92% leased for our stabilized office portfolio at the end of 2006.
“For 2006, we expect 3.2 million gross square feet to expire, a much smaller amount than 2005’s expirations of 5.2 million gross square feet. To date, we have addressed 76% of 2006 gross expirations — 52% by signed leases and 24% by leases in negotiation.”
— Same-store NOI —
Office property same-store net operating income (“NOI”) declined 2.4% for the three months ended December 31, 2005, from the same period in 2004 for the 26.7 million square feet of office property space owned during both periods. Average economic occupancy for these same-store properties for the three months ended December 31, 2005, was 87.8% compared to 87.1% for the same period in 2004.
Office property same-store net operating income (“NOI”) declined 1.5% for the twelve months ended December 31, 2005, from the same period in 2004 for the 26.7 million square feet of office property space owned during both periods. Average economic occupancy for these same-store properties for the twelve months ended December 31, 2005, was 87.3% compared to 86.3% for the same period in 2004.
—Total Portfolio Occupancy —
As of December 31, 2005, leased occupancy was 90.8%, and economic occupancy was 88.5%.
— Leasing Activity —
Crescent leased 1.9 million net rentable square feet during the three months ended December 31, 2005, of which 752,000 square feet were renewed or re-leased. The weighted average full service rental rate (which includes expense reimbursements) increased 5% from the expiring rates for the leases of the renewed or re-leased space. All of these leases have commenced or will commence within the next twelve months. Tenant improvements related to these leases were $2.12 per square foot per year, and leasing costs were $1.35 per square foot per year.
Crescent leased 5.7 million net rentable square feet during the twelve months ended December 31, 2005, of which 2.8 million square feet were renewed or re-leased. The weighted average full service rental rate (which includes expense reimbursements) remained flat as compared to the expiring rates for the leases of the renewed or re-leased space. All of these leases have commenced or will commence within the next twelve months. Tenant improvements related to these leases were $1.94 per square foot per year, and leasing costs were $1.20 per square foot per year.
— Lease Termination Fees —
Crescent received $4.3 million and $12.2 million of lease termination fees during the three and twelve months ended December 31, 2005, respectively. These compare to $1.1 million and $9.7 million of lease termination fees received during the three and twelve months ended December 31, 2004, respectively. Crescent’s policy is to exclude lease termination fees from its same-store NOI calculation.

Dispositions
On December 20, 2005, a partnership of Crescent and a pension fund investor advised by an affiliate of JP Morgan Asset Management sold 5 Houston Center, a 580,875 square-foot Class A office property developed by Crescent in 2002 and located in downtown Houston. The property was sold for gross proceeds of $166.0 million, or $286 per square foot. As a result of Crescent developing 5 Houston Center, Crescent has recognized its $26.9 million share of the gain in FFO.
On February 17, 2006, Crescent sold Waterside Commons, a 458,906 square-foot Class A office property located in the Las Colinas submarket of Dallas. The property was sold for gross proceeds of $25.3 million, or $55 per square foot. In expectation of the sale, Crescent recorded $1.0 million impairment charge in the fourth quarter 2005.
Acquisitions
On January 23, 2006, Crescent purchased Financial Plaza, a 309,983 square-foot Class A office property located in the Mesa/Superstition submarket of Phoenix, AZ. Constructed in 1986, Financial Plaza is currently 90% leased. Crescent acquired Financial Plaza for $55.0 million, or $178 per square foot.
Resort Residential Development Segment (19% of Gross Book Value of Real Estate Assets as of December 31, 2005)
Operating Results
Crescent’s overall resort residential investments generated $22.4 million and $43.9 million in FFO for the three and twelve months ended December 31, 2005, respectively. This compares to $16.1 million and $31.2 million in FFO generated for the three and twelve months ended December 31, 2004, respectively.
According to Denny Alberts, “Beginning in late November, we closed on the sale of its first units at the Village at Northstar in Tahoe, California. These unit sales, as well as the confirmed success of lot sales in Gray’s Crossing in Tahoe, combined for a total contribution of $19.3 million in FFO from our Tahoe development.”
Resort / Hotel Segment (10% of Gross Book Value of Real Estate Assets as of December 31, 2005)
Operating Results
Crescent reports operating statistics in this press release for its five luxury resorts and spas and three upscale business-class hotels assuming 100% ownership without adjusting for joint-venture interests.
— Same-store NOI —
For the three months ended December 31, 2005, Crescent’s overall resort/hotel segment generated same-store NOI of $12.2 million, which is a 43% increase from $8.5 million generated for the same period in 2004. For the year ended December 31, 2005, Crescent’s overall resort/hotel segment generated same-store NOI of $50.4 million, which is a 36% increase from $37.0 million generated for the same period in 2004.
— Operating Statistics —
The average daily rate increased 6%, and revenue per available room increased 13% for the three months ended December 31, 2005, compared to the same period in 2004. Weighted average occupancy was 71% for the three months ended December 31, 2005, compared to 66% for the three months ended December 31, 2004.
The average daily rate increased 6%, and revenue per available room increased 12% for the year ended December 31, 2005, compared to the same period in 2004. Weighted average occupancy was 73% for the twelve months ended December 31, 2005, compared to 69% for the twelve months ended December 31, 2004.
Denny Alberts commented, “2004 renovations at Sonoma Mission Inn and Ventana Inn & Spa certainly contributed to our growth of occupancy and rates over the last year. In addition, the overall resort/hotel market is continually improving as demand increases, and our luxury resorts and business-class hotels are benefiting from economic expansion.”

Temperature-Controlled Logistics Segment (11% of Gross Book Value of Real Estate Assets as of December 31, 2005)
Operating Results
Crescent’s investment in temperature-controlled logistics properties generated $7.0 million and $18.4 million in FFO for the three and twelve months ended December 31, 2005, respectively. This compares to $18.2 million and $31.0 million of FFO generated for the three and twelve months ended December 31, 2004, respectively. FFO in the prior year included $12.3 million gain recognized on the sale of 20.7% of Crescent’s interest in the temperature-controlled logistics properties in November 2004. The sale reduced Crescent’s ownership from 40% to 31.7%. The reduction in ownership and the gain recognized in the prior year are favorably offset by continually improving operations at the properties.
OTHER
Mezzanine Investments
During the quarter ended December 31, 2005, Crescent invested in three mezzanine loans totaling $60.7 million, which are secured by ownership interests in office and hospitality properties. The average yield was 11.28% at December 31, 2005, and all loans float with a spread over LIBOR. Crescent received origination fees on two of the three loans.
Subsequent to December 31, 2005, Crescent invested in a mezzanine loan for $15.0 million, secured by ownership interests in six Florida hotels. The current yield for the loan is 12.57%, which floats with a spread over LIBOR. Crescent received an origination fee.
On February 1, 2006, Crescent received $18.7 million, including $1.2 million prepayment fees and $0.2 million accrued interest, for the full repayment of a mezzanine investment secured by a New York City office property.
EARNINGS OUTLOOK
Crescent addresses earnings guidance in its earnings conference calls and provides documentation of its quarterly supplemental operating and financial data reports. Refer to the following paragraphs for details about accessing today’s conference call, presentation, and supplemental operating and financial data report.
FUNDS FROM OPERATIONS
Funds from operations is a supplemental non-GAAP financial measurement used in the real estate industry to measure and compare the operating performance of real estate companies, although those companies may calculate funds from operations in different ways. The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations as Net Income (Loss) determined in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales of depreciable operating property, excluding extraordinary items (determined by GAAP), excluding depreciation and amortization of real estate assets, and including the impact of adjustments for unconsolidated partnerships and joint ventures.
Crescent’s FFO, as adjusted, follows the NAREIT definition, but is adjusted to exclude the impact of impairment charges and debt extinguishment charges related to the sale of real estate assets. Crescent provides this additional calculation of FFO, as adjusted, to exclude these charges, because management utilizes it in making operating decisions and assessing performance, and to assist investors in assessing the operating performance of Crescent. A reconciliation of Crescent’s FFO before and after such adjustments to GAAP net income is included in the financial statements accompanying this press release and in the “Fourth Quarter 2005 Supplemental Operating and Financial Data” located on Crescent’s website. FFO should not be considered an alternative to net income.
SUPPLEMENTAL OPERATING AND FINANCIAL DATA
Crescent’s fourth quarter supplemental operating and financial data report is available on Crescent’s website (www.crescent.com) in the investor relations section. To request a hard copy, please call Crescent at (817) 321-2100.

CONFERENCE CALL, WEBCAST AND PRESENTATION
Crescent will also host a conference call and audio webcast, both open to the general public, at 10:00 A.M. Central Time on Thursday, February 23, 2006, to discuss the fourth quarter results and provide a company update. To participate in the conference call, please dial (800) 818-4442 domestically or (706) 679-3110 internationally, or you may access the audio webcast on Crescent’s website (www.crescent.com) in the investor relations section. A replay of the conference call will be available through March 2, 2006, by dialing (800) 642-1687 domestically or (706) 645-9291 internationally with a passcode of 3101661.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally characterized by terms such as “believe”, “expect”, “anticipate” and “may”.
Although Crescent believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, Crescent’s actual results could differ materially from those described in the forward-looking statements.
The following factors might cause such a difference:
•	The concentration of a significant percentage of Crescent’s office assets in Texas;

•	Crescent’s ability, at its office properties to timely lease unoccupied square footage and timely re-lease occupied square footage upon expiration on favorable terms, which continue to be adversely affected by existing real estate conditions (including the vacancy levels in particular markets, decreased rental rates and competition from other properties) and may also be adversely affected by general economic downturns;

•	Adverse changes in the financial condition of existing office customers and the ability of these office customers to pay rent;

•	The ability of Crescent to reinvest available funds at anticipated returns and consummate anticipated office acquisitions on favorable terms and within anticipated time frames;

•	The ability of El Paso Energy to satisfy its obligations to pay rent and termination fees in accordance with the terms of its agreement with Crescent;

•	The ability to develop, sell and deliver residential units and lots within anticipated time frames;

•	Deterioration in the market or in the economy generally and increases in construction cost associated with development of residential land or luxury residences, including single-family homes, town homes and condominiums;

•	Financing risks, such as Crescent’s ability to generate revenue sufficient to service and repay existing or additional debt, increases in debt service associated with increased debt and with variable-rate debt, Crescent’s ability to meet financial and other covenants and Crescent’s ability to consummate financings and refinancings on favorable terms and within any applicable time frames;

•	Deterioration in Crescent’s resort / business-class hotel markets or in the economy generally;

•	Lack of control and limited flexibility in dealing with Crescent’s jointly owned investments;

•	The inherent risk of mezzanine investments, which are structurally or contractually subordinated to senior debt, may become unsecured as a result of foreclosure by a senior lender on its collateral, and are riskier than conventional mortgage loans;

•	The existence of complex regulations relating to Crescent’s status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT; and

•	Other risks detailed from time to time in Crescent’s filings with the SEC.
Given these uncertainties, readers are cautioned not to place undue reliance on such statements. Crescent is not obligated to update these forward-looking statements to reflect any future events or circumstances.
ABOUT CRESCENT
Crescent Real Estate Equities Company (NYSE: CEI) is a real estate investment trust headquartered in Fort Worth, Texas. Through its subsidiaries and joint ventures, Crescent owns and manages a portfolio of 75 premier office buildings totaling

31 million square feet located in select markets across the United States, with major concentrations in Dallas, Houston, Austin, Denver, Miami and Las Vegas. Crescent also makes strategic investments in resort residential development, as well as destination resorts, including Canyon Ranch®. For more information, visit Crescent’s website at http://www.crescent.com.
FOR MORE INFORMATION
Jane E. Mody, Managing Director, Capital Markets, (817) 321-1086
Jennifer Terrell, Investor & Media Relations Manager, (817) 321-1464